Exhibit 99.2

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING TO ACQUIRE FOUR PINNACLE ENTERTAINMENT ASSETS

Expands Scale and Geographic Diversity in Attractive Markets

Total Cash Consideration of $575 Million; Multiple of 6.25x EBITDA

Free Cash Flow Positive, Immediately Accretive to Earnings

Conference Call at 9 a.m. ET Today; (888) 317-6003, Passcode 7651847

LAS VEGAS – DECEMBER 18, 2017 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has entered into a definitive agreement with Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National”) to acquire the operations of Ameristar St. Charles (Missouri); Ameristar Kansas City (Missouri); Belterra Casino Resort in Florence, Indiana; and Belterra Park in Cincinnati, Ohio. The acquisition of these assets is in connection with Penn National’s proposed acquisition of Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“Pinnacle”), also announced today.

Under terms of the agreement, Boyd Gaming will pay total cash consideration of $575 million to acquire the four assets, representing a multiple of 6.25 times projected EBITDA before synergies. The Company expects the transaction to be free cash flow positive and immediately accretive to earnings.

“This transaction is a compelling opportunity to diversify and expand our nationwide portfolio into new markets at an attractive price,” said Keith Smith, President and Chief Executive Officer of Boyd Gaming. “By adding these four high-quality, well-maintained assets to our portfolio, we will gain strong positions in three of the largest metropolitan areas in the Midwest. This transaction will expand our Company’s size and scale, grow our customer base, and further enhance our substantial free cash flow profile.”

As part of the transaction, Boyd Gaming will enter into a master lease agreement with Gaming and Leisure Properties, Inc. (NASDAQ: GLPI), which owns the real estate of Ameristar St. Charles, Ameristar Kansas City and Belterra Casino Resort. GLPI has entered into an agreement to purchase the real estate of Belterra Park from Penn National, and Belterra Park’s real estate will be leased to Boyd Gaming as part of Boyd Gaming’s master lease agreement with GLPI. The terms of Boyd Gaming’s lease agreement will be substantially similar to Pinnacle’s current master lease with GLPI.

Boyd Gaming expects the transaction to close in the second half of 2018, subject to the satisfaction of customary closing conditions and the receipt of all required regulatory approvals. The transaction is also contingent upon the successful completion of Penn National’s proposed acquisition of Pinnacle. The Company intends to finance the transaction through cash flow from operations and availability under its existing credit facility.

Morrison & Foerster LLP served as legal advisor to Boyd Gaming for the transaction. Moelis & Company LLC served as exclusive financial advisor.

Boyd Gaming will host a conference call to discuss the transaction today, December 18, at 9:00 a.m. Eastern. The conference call number is (888) 317-6003, passcode 7651847. Please call up to 15 minutes in advance to ensure you are connected prior to the start of the call.

The conference call will also be available live on the Internet at www.boydgaming.com, or: https://www.webcaster4.com/Webcast/Page/964/23891

Following the call’s completion, a replay will be available by dialing (877) 344-7529 today, December 18, beginning at 11:00 a.m. Eastern and continuing through Monday, December 25 at 11:59 p.m. Eastern. The conference number for the replay will be 10115183. The replay will also be available at www.boydgaming.com.

The Company is also providing a presentation detailing the transaction at: http://boydgaming.investorroom.com.

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 24 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the transactions contemplated by the definitive agreement, Boyd Gaming’s expectations regarding the amount of the purchase price, timing of closing, the potential benefits to be achieved from the acquisition, including the potential to gain strong positions in three metropolitan areas, the effects on Boyd Gaming’s size, scale, customer base, and free cash flow, expectations regarding timing for the transaction to be free cash flow positive and accretive to Boyd Gaming’s earnings, the expected cost synergies, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) the possibility that the transactions contemplated by the definitive agreement will not close on the expected terms (or at all), or that Boyd Gaming is unable to successfully integrate the acquired assets or realize the expected synergies or that the properties will be cash flow positive or accretive to Boyd Gaming’s earnings as anticipated; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing of the transactions contemplated by the definitive agreement; and changes to the financial conditions of the parties, or the credit markets, or the economic conditions in the areas in which they operate. Additional factors are discussed in “Risk Factors” in Boyd Gaming’s annual, periodic and current reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.

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